April 27, 2000


IDS Life Variable Annuity Fund A
     (Individual and Employer)
IDS Tower 10
Minneapolis, Minnesota  55440-0010

Re:      Registration Statement on Form N-1
         File No: 2-29081

Ladies and Gentlemen:

I am familiar with the establishment of IDS Life Variable Annuity Fund A ("Account") which is a separate account of IDS Life Insurance Company ("Company") established by the Company's Board of Directors according to applicable insurance law. I also am familiar with the above-referenced Registration Statement filed on behalf of the Account with the Securities and Exchange Commission.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following option:

1. The Account is a validly created and existing separate account of the Company and is duly authorized to issue the securities registered.

2. The contracts issued by the Company, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/  Mary Ellyn Minenko
     Mary Ellyn Minenko
     Attorney at Law
     (612) 671-3678

MEM/LN/ll